Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of April 10, 2025, by and among VO Sponsor II, LLC, VO Sponsor II Management, LLC, Jamie Karson and Steve Salis (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of Sizzle Acquisition Corp. II, as of April 3, 2025, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Parties to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.

Date: April 10, 2025	VO Sponsor II, LLC

By: VO Sponsor Management II, LLC

	By:	/s/ Jamie Karson
		Name:	Jamie Karson
		Title:	Managing Member

Date: April 10, 2025	VO Sponsor Management II, LLC

	By:	/s/ Jamie Karson
		Name:	Jamie Karson
		Title:	Managing Member

Date: April 10, 2025

	By:	/s/ Jamie Karson
Jamie Karson

Date: April 10, 2025

	By:	/s/ Steve Salis
Steve Salis